                                                                  EXHIBIT (b)(1)

                           1997 AMENDED AND RESTATED
                                PROMISSORY NOTE


$35,000,000.00                                              Jackson, Mississippi
                                                           As of October 1, 1997


     FOR VALUE RECEIVED, the undersigned, EASTGROUP PROPERTIES, INC., a Maryland corporation and successor in interest pursuant to merger to EastGroup Properties, a Maryland real estate investment trust (hereinafter called the "Maker"), does hereby promise to pay to the order of DEPOSIT GUARANTY NATIONAL
------
BANK, a national banking association chartered under the laws of the United States of America (hereinafter together with any holder hereof called the "Holder" or "Bank"), at the office of the Holder at 210 East Capitol Street,
-------      ----
Jackson, Mississippi 39201, or at such other place as the Holder may designate in writing, in lawful money of the United States of America, the principal sum of THIRTY-FIVE MILLION AND NO/100 DOLLARS ($35,000,000.00), together with interest on the unpaid principal balance, at the rate hereinafter set forth, calculated on a daily basis and computed on the basis of a year of 360 days and the actual days elapsed in each month.

Section I.     Definitions.
               ------------
     For purposes of this Note, the following terms shall have the meanings set forth below when used herein:

     "Borrowing Base" means, at any particular time, an amount equal to the sum
      --------------
of the following: (a) seventy percent (70%) of: (i) (A) with respect to the real properties owned by an Eligible Entity for six (6) months or more, the Net Operating Income of each Eligible Entity, divided by (B) .10, plus (ii) with
                                          ----------          ----
respect to the real properties owned by an Eligible Entity for less than six (6) months, the sum of the purchase price plus reasonable closing costs actually paid by the Eligible Entity for the purchase of such real property, less (b) the
                                                                    ----
amount of all indebtedness secured by any lien encumbering any of the real properties owned by such Eligible Entity.

     "Borrowing Base Report" means a report, in substantially the form of
      ---------------------
Exhibit A attached hereto, properly completed and certified by an authorized
---------
officer of the Borrower and each of the Eligible Entities, as applicable.

     "Collateral" means, collectively, the Securities (as defined in the Stock
      ----------
Pledge Agreement) and all of the Collateral (as defined in the EGP Houston Partnership Assignment Agreement, the EGP Houston Loan Documents Assignment Agreement and the EastGroup L.P. Partnership Assignment Agreement), and any and all other collateral now or hereafter securing the repayment of this Note.

     "Deferred Costs" means deferred costs, as determined in accordance with
      --------------
generally accepted accounting principles, and shall include other items generally defined under generally accepted accounting principles and designated as goodwill, intangibles, franchises, deferred development costs (excluding, Depreciation and amortization, but including deferred loan expense, included therein) and deferred charges.

     "Depreciation" means depreciation and amortization expenses and other non-
      ------------
cash charges (excluding from this calculation any change in deferred taxes, but including any amortization of Deferred Costs) as determined in accordance with generally accepted accounting principles.

     "Eligible Entity" means, collectively, EGP Virginia, Inc., EGP Houston
      ---------------
Partners Ltd. and EastGroup Properties, L.P. and any other corporation, limited partnership, limited liability company or other entity which is owned, directly or indirectly, entirely by the Borrower and which has been approved by the Bank in its sole discretion and with respect to which the Bank has received a pledge, assignment or security interest in all of the ownership and equity interests in such entity pursuant to a pledge agreement, assignment agreement and/or security agreement acceptable to the Bank in its sole discretion.

     "Eurodollar Rate" shall mean an interest rate equal to the sum of (a) (i)
      ---------------
from and after the date hereof, through and including March 31, 1998, with respect to (A) the principal outstanding hereunder up to but not exceeding $26,250,000.00, 1.5, and (B) the principal outstanding hereunder exceeding $26,250,000.00, 1.75, and (ii) from and after April 1, 1998, 1.5, plus (b) a
                                                                  ----
rate per annum determined pursuant to the following:

                              London Interbank Rate
                    ----------------------------------------
                    100% minus Eurodollar Reserve Percentage

     "Eurodollar Reserve Percentage" shall mean the reserve requirement
      -----------------------------
including any supplemental and emergency reserves (expressed as a percentage) applicable to member banks of the Federal Reserve System in respect of "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System, or such substituted or amended reserve requirement as made hereunder applicable to member banks of the Federal Reserve System.

     "Interest Period" shall mean, with respect to the London Interbank Rate, a
      ---------------
period of either thirty (30) or ninety (90) days, as selected by the Maker.

     "Interest Rate" shall mean the Prime Rate or the Eurodollar Rate, as
      -------------
applicable.

     "London Interbank Rate" shall mean, with respect to any Interest Period,
      ---------------------
the rate of interest per annum published in The Wall Street Journal on the business day prior to the effective date of the applicable Eurodollar Rate as the "London Interbank Offered Rate (LIBOR)" for the applicable Interest
     -------------------------------------

Period. If publication of such rate shall be suspended or terminated, London Interbank Rate shall mean, with respect of any Interest Period, the rate of interest per annum determined by the Holder on the business day prior to the effective date of the applicable Eurodollar Rate to be the rate for the offering to the Holder in the London Interbank Market of United States dollars for deposit in immediately available funds for the applicable Interest Period and for an amount similar to the outstanding principal balance under this Note.

     "Material Adverse Effect" means, collectively, any event or condition,
      -----------------------
which, in the aggregate with other such events or conditions or individually, in all cases in the reasonable judgement of the Bank, has or could have a material adverse effect on (a) (i) the real properties owned by any Eligible Entity or the value thereof taken as a whole, or (ii) the Collateral taken as a whole, (b) the business, assets, operations, financial condition or results of operation of
(i) the Borrower and its subsidiaries on a consolidated basis, (ii) any of the Eligible Entities, or (iii) any other Obligated Party (as hereinafter defined) or (c) the ability of the Borrower, any of the Eligible Entities or any other Obligated Party to pay or perform its respective obligations under the Loan Documents to which it is a party.

     "Net Before Tax Income" means net profit before taxes of each Eligible
      ---------------------
Entity attributable to one or more of the real properties owned by such Eligible Entity determined in accordance with generally accepted accounting principles.

     "Net Operating Income" means, with respect to the real properties owned by
      --------------------
an Eligible Entity for six (6) months or more, the sum of (a) Net Before Tax Income (excluding any net capital gain) of the Eligible Entity for the preceding six (6) months, plus (b) interest expense for such period attributed to one or
                ----
more of the real properties of the Eligible Entity in accordance with generally accepted accounting principles, plus (c) Depreciation and amortization expense
                                ----
for such period attributable to one or more of the real properties of an Eligible Entity in accordance with generally accepted accounting principles, all as annualized over a twelve (12) month period.

     "Prime Rate" means the annual rate of interest announced by Deposit
      ----------
Guaranty National Bank from time to time as its "Prime Rate." The Prime Rate is determined as a means of pricing for customers of Deposit Guaranty National Bank and is not directly fixed to any external rate of interest or index, nor is it necessarily the lowest rate of interest charged by Deposit Guaranty National Bank at any given time for any particular class of customers or credit extensions. The Prime Rate in effect as of the close of business of each business day shall be the applicable rate for the day, and for any succeeding non-business day or days of Deposit Guaranty National Bank. If the Prime Rate is discontinued as a standard or becomes unascertainable, the Holder shall designate as a substitute a comparable reference rate.

     "Tangible Net Worth" means, for the Maker and its subsidiaries on a
      ------------------
consolidated basis, determined in accordance with generally accepted accounting principles, the sum of the following:

          (a) The issued amount of share capital of all classes of stock, plus
                                                                          ----

          (b) The amount of surplus whether capital or earned (or, in the case of a deficit, minus the amount of such deficit), minus
                                                           -----

          (c) The unamortized sum of the following (without duplication of deductions in respect of any item already deducted in arriving at surplus and retained earnings): (i) treasury stock, plus (ii)
                                                              ----
          discounts and expenses, plus (iii) goodwill, plus (iv) trademarks,
                                  ----                 ----
          plus (v) trade names, plus (vi) patents, plus (vii) Deferred Costs,
          ----                  ----               ----
          plus (viii) other intangible assets, plus (ix) any write-up of the
          ----                                 ----
          value of any assets after [December 31, 1993].


Section II.    Rate of Interest and Payments of Principal and Interest.
               -------------------------------------------------------

     (a) From and after the date hereof, interest shall accrue on the daily outstanding principal balance of the indebtedness evidenced hereby at an annual rate of interest equal to the applicable Interest Rate, the selection of the applicable Interest Rate to be at the Maker's sole option, subject to the requirement that this Note shall not bear interest at more than one Interest Rate at any time. The Eurodollar Rate shall be determined and shall take effect on the date selected by the Maker, and there shall be no adjustment or modification of such Interest Rate during the applicable Interest Period. The Prime Rate shall be determined and take effect on the date selected by the Maker and shall be adjusted from day to day thereafter. In the event of the failure of the Maker to select an Interest Rate at the end of any applicable Interest Period, the Borrower shall be deemed to have designated the Eurodollar Rate for the same Interest Period as the then expiring Interest Period as the applicable Interest Rate. In the event that any principal shall be outstanding hereunder and the Maker has not selected an Interest Rate applicable thereto, such principal shall bear interest at the Prime Rate.

     (b) The Maker shall pay to the Holder all accrued and unpaid interest hereunder commencing on November 5, 1997, and continuing on the 5th day of each successive month thereafter until payment in full of all indebtedness hereunder.

     (c) The entire outstanding principal balance of the indebtedness evidenced by this Note, together with all accrued and unpaid interest thereon, shall be due and payable on September 30, 1998 (the "Maturity Date").
                                            -------------

Section III.   Late Payment Charge.
               --------------------

     In the event any installment payment of principal and/or interest is more than fifteen (15) days past due, the Maker promises to pay a late payment charge of $5.00 or four (4) percent of the amount of the delinquency, whichever is greater. At its option, and at one or more times, the Holder may, but shall have no obligation to, debit any deposit account of any Obligor with the Holder for all or any part of any late payment charges due hereunder.

Section IV.    Default Rate.
               -------------

     The principal or interest amount of any payment which is not paid when due hereunder (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate (as hereinafter defined), or (ii) three percent (3%) plus the Prime Rate.

Section V.     Revolving Credit Facility.
               --------------------------

     This Note evidences a revolving line of credit by the Holder in favor of the Maker, and, accordingly, the Maker shall have the right to obtain advances and readvances of principal hereunder during the term of this Note[, subject to the provisions of Section VIII], up to a maximum principal amount outstanding at any one time not to exceed the lesser of (a)(i) from and after the date hereof through and including March 31, 1998, $35,000,000, and (ii) from and after April 1, 1998, $25,000,000, or (b) the Borrowing Base; provided, however, that the
                                                 --------  -------
Holder shall have no obligation to make any further advances hereunder in the event that an Event of Default (as hereinafter defined) shall have occurred and be continuing. Such advances and readvances may be made by the Holder without notice to or consent of any guarantor, surety or other person or entity liable, whether primarily or secondarily, on this Note and without affecting or lessening the liability of any such person or entity.

Section VI.    Fees.
               -----

     Prior to the date hereof, the Maker paid to the Holder a facility fee (the "Facility Fee") for the revolving line of credit evidenced hereby in the amount
 ------------
of Seventy-Five Thousand and No/100 Dollars ($75,000.00). Commencing on November 5, 1997, and continuing on the fifth day of each January, April, July and October thereafter until the repayment in full of all amounts due and owing under this Note and on the Maturity Date, the Maker shall pay the Holder, in arrears, an unused line fee (the "Unused Line Fee") on the amount, if any, by
                                  ---------------
which the aggregate daily outstanding principal balance of this Note is (a) from and after the date hereof through and including March 31, 1998, less than $35,000,000, and (b) from and after April 1, 1998, less than $25,000,000, at the rate of 0.125% per annum. All such calculations shall be based on a 360-day year and the actual number of days elapsed to but not including the payment date.

Section VII.   Reduction of Note Amount.
               ------------------------

     On April 1, 1998, the Holder's obligation and commitment to make advances hereunder and the Borrower's right to request advances shall be reduced to $25,000,000, and thereafter the Holder shall have no obligation or commitment to make and the Maker shall have no right to obtain advances under this Note in excess of $25,000,000. On April 1, 1998, the Borrower shall repay to the Bank all of the outstanding principal balance under this Note in excess of $25,000,000.

Section VIII.  Financial Covenant.
               ------------------

     The Maker covenants and agrees that, as long as there is any amount outstanding under this Note or any of the other Loan Documents (as hereinafter defined) or the Holder has any commitment or obligation to make any advances hereunder, the Maker will at all times maintain a Tangible Net Worth in an amount not less than $170,000,000.00.

Section IX.  Other Covenants.
             ---------------

     The Borrower covenants and agrees, that as long as any of the indebtedness evidenced by this Note remains outstanding or the Bank's commitment to lend hereunder remains outstanding, the Borrower will perform and observe, or cause to be performed or observed, the following positive covenants:

     (a) Borrowing Base Report. As soon as available, and in any event within
         ---------------------
ten (10) days after the end of each calendar quarter and within three (3) days after any material change to the Borrowing Base or any material adverse change to any of the properties owned by any Eligible Entity, a complete and updated Borrowing Base Report.

     (b) Notice of Material Adverse Effect.  As soon as possible and in any
         ---------------------------------
event within ten (10) days after the Borrower knows or has reason to know of the occurrence thereof, written notice of any matter that could have a Material Adverse Effect.

     (c) Quarterly Operating Statements.  As soon as available, and in any event
         ------------------------------
within forty-five (45) days after the end of each March, June and September and within ninety (90) days after the end of each December, operating statements for such calendar quarters for each of the real properties owned by an Eligible Entity, which such operating statements shall correctly and accurately reflect the operations of each of the real properties owned by an Eligible Entity, shall set forth separately statements of cash flows for each of such real properties, shall set forth separately the property included in, the liabilities relating to and the results of operations of, such real property, and shall be certified as accurate by the chief financial officer of the Borrower or the Eligible Entity, as applicable.

Section XI.    Events of Default.
               -----------------

     The occurrence of any one of the following shall constitute an "Event of
                                                                     --------
Default" under this Note:
-------

          (a)  The failure of the Maker to pay:

                    (i) Any installment of principal and/or interest when due under this Note, unless such failure to pay interest is cured within ten (10) days;

                   (ii) The entire outstanding principal of this Note, together with interest thereon, when due, whether at original maturity, upon acceleration or otherwise; or

                  (iii) Any other amount payable under any of the other Loan Documents (as hereinafter defined) to which the Maker is a party or any supplement, modification or extension thereof, unless such failure is cured within ten (10) days after written notice from the Holder to the Maker.

          (b) Any direct or indirect, voluntary or involuntary, mortgage, pledge, hypothecation, encumbrance, sale, lease, assignment or other transfer of the Collateral or any portion thereof or interest therein made or suffered by the Maker, EGP Houston, Inc. EastGroup Properties General Partners, Inc. or any Eligible Entity, unless made with the prior written consent of the Holder or expressly permitted by the terms of this Note or any of the other Loan Documents.

          (c) Any representation, warranty or statement made by the Maker, EGP Houston, Inc., EastGroup Properties General Partners, Inc. or any Eligible Entity (collectively, the "Obligated Parties") (or any of their respective
                                -----------------
     officers or partners) in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Note or any other Loan Document shall be breached or shall prove to be untrue in any material respect on the date as of which the same was made, which breach or untruth remains uncured for thirty (30) days after written notice thereof from the Holder to the Maker.

          (d) There occurs an event of default or a default which continues beyond the applicable grace or notice period, if any, under any of the other Loan Documents or any of the Collateral.

          (e) There occurs an Event of Default (as defined therein) under that certain Loan Agreement, dated as of June 29, 1994, as amended from time to time, between the Maker and the Holder.

          (f) The Maker shall fail to perform, observe or comply with Section VIII of this Note;

          (g) The Maker or any other Obligated Party shall default in the due performance or observance of any term, covenant or agreement on the Maker's or such other Obligated Party's part to be performed or observed pursuant to any of the provisions of this Note or any of the other Loan

     Documents (other than those referred in Sections IX (a) through (f) hereof) and such default shall continue for a period of thirty (30) days after written notice thereof from the Holder to the Maker or such other Obligated Party, as applicable; provided, however, that if the curing of such default
                           --------  -------
     cannot be accomplished within said period of time, and if the Maker or such other Obligated Party commences to cure such default promptly after receipt of notice thereof from the Holder, and thereafter prosecutes the curing of such default with reasonable diligence, such period of time shall be extended to a period of time (not to exceed an additional sixty (60) days in the aggregate) necessary to cure such default with reasonable diligence.

          (h) The Maker or any other Obligated Party shall suspend or discontinue its or his business, or shall make an assignment for the benefit of creditors or a composition with creditors, shall be unable, or admit in writing its or his inability, to pay its or his debts as they mature, shall file a petition in bankruptcy, shall become insolvent (howsoever such insolvency may be evidenced), shall be adjudicated insolvent or bankrupt, shall petition or apply to any tribunal for the appointment of any receiver, liquidator or trustee of or for it or him or any substantial part of its or his property or assets, shall commence any proceedings under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there shall be commenced against the Maker or any other Obligated Party any such proceeding which shall remain undismissed for a period of sixty (60) days or more, or any order, judgment or decree approving the petition in any such proceeding shall be entered; or the Maker or any other Obligated Party shall by any act or failure to act indicate its or his consent to, approval of or acquiescence in, any such proceeding or in the appointment of any receiver, liquidator or trustee of or for it or him or any substantial part of its or his property or assets, or shall suffer any such appointment to continue undischarged or unstayed for a period of sixty (60) days or more; or the Maker or any other Obligated Party shall take any action for the purpose of effecting any of the foregoing.

          (i) The Maker or any other Obligated Party shall fail to pay when due (and all applicable grace and notice periods with respect thereto shall have expired) any principal of or interest on any debt (other than under this Note and the other Loan Documents), or the maturity of any such debt shall have been accelerated, or any such debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time, or both, would permit) any holder or holders of such debt or any party acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment, and any such failure to pay, acceleration or prepayment could have a Material Adverse Effect on the Maker.

          (j) This Note or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Maker or any other Obligated Party or any of their respective shareholders, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral (as hereinafter defined) purported to be covered thereby.

          (k) The Maker or any other Obligated Party, or any of their properties, revenues or assets, shall become the subject of an order of forfeiture, seizure or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof and such forfeiture, seizure or divestiture could have a material adverse effect on the Maker or any other Obligated Party or on the Collateral taken as a whole.

Section XII.   General Provisions.
               -------------------

     This Note is entitled to the benefits and obligations pertaining to (a) that certain Amended and Restated Stock Pledge Agreement, dated as of June 1, 1996, as amended as of October 1, 1997, among the Maker, the Bank, EastGroup Virginia, Inc. and EastGroup Houston, Inc. (as amended, modified and supplemented from time to time, the "Stock Pledge Agreement"), (b) that certain
                                     ----------------------
Assignment of Partnership Interests and Security Agreement, dated as of June 1, 1996, as amended as of October 1, 1997, among the Maker, EastGroup Houston, Inc. and the Bank (as amended, modified and supplemented from time to time, the "EGP
                                                                            ---
Houston Partnership Assignment Agreement"), (c) that certain Assignment and
----------------------------------------
Security Agreement, dated as of June 1, 1996, as amended as of October 1, 1997, between the Maker and the Bank (as amended, modified and supplemented from time to time, the "EGP Houston Loan Documents Assignment Agreement"), and (d) that
              -----------------------------------------------
certain Assignment of Partnership Interests and Security Agreement, dated as of October 1, 1997, among the Maker, EastGroup Properties General Partners, Inc. and the Bank (as amended, modified and supplemented from time to time, the "EastGroup L.P. Partnership Assignment Agreement"), reference to all of which is
------------------------------------------------
hereby made, and, unless otherwise defined herein, all capitalized terms used herein and not defined herein shall have the respective meanings given such terms therein. If any Event of Default occurs or exists under the this Note, or if management of the Maker shall be materially changed, then this Note, without demand or notice of any kind, shall immediately become due and payable. This
Note is secured, inter alia, by the Collateral (this Note, the Stock Pledge
                 ----- ----
Agreement, the EGP Houston Partnership Assignment Agreement, the EGP Houston Loan Documents Assignment Agreement, the EastGroup L.P. Partnership Assignment Agreement and the other documents and instruments now or hereafter evidencing or securing the indebtedness evidenced by this Note, as amended, modified and supplemented from time to time, being hereinafter collectively referred to as the "Loan Documents").
     --------------

     This Note amends and restates that Amended and Restated Promissory Note, dated as of June 1, 1996, in the amount of $20,000,000 executed by the Maker in favor of Bank, which amended and restated that Second 1996 Amended and

Restated Promissory Note, dated May 30, 1996, in the amount of $7,000,000 executed by the Maker in favor of Bank, which amended and restated that First 1996 Amended and Restated Promissory Note, dated April 30, 1996, in the amount of $7,000,000 executed by the Maker in favor of Bank, which amended and restated that Second 1995 Amended and Restated Promissory Note, dated July 12, 1995, in the amount of $7,000,000 executed by the Maker in favor of Bank, which amended and restated that 1995 Amended and Restated Promissory Note dated May 1, 1995, in the amount of $7,000,000 executed by the Maker in favor of Bank, which amended and restated that Amended and Restated Promissory Note dated April 30, 1994, in the amount of $5,000,000 executed by the Maker in favor of Bank, which amended and restated that Amended and Restated Promissory Note dated May 31, 1993 in the amount of $5,000,000 executed by the Maker in favor of Bank, which amended and restated that Amended and Restated Promissory Note dated April 30, 1993 in the amount of $5,000,000 executed by the Maker in favor of Bank, which amended and restated that Amended and Restated Promissory Note dated May 31, 1992 in the amount of $5,000,000 executed by the Maker in favor of Bank, which amended and restated that Amended and Restated Promissory Note dated April 30, 1992 in the amount of $5,000,000 executed by the Maker in favor of Bank, which amended and restated that Amended and Restated Promissory Note dated May 31, 1991, in the amount of $5,000,000, executed by the Maker in favor of Bank, which amended and restated that Amended and Restated Promissory Note dated April 30, 1991, in the amount of $5,000,000 executed by the Maker in favor of Bank, which amended and restated that promissory note dated July 5, 1990, in the amount of $5,000,000 executed by the Maker in favor of Bank, and which is the note referred to in the Stock Pledge Agreement. This Note is subject to the terms and conditions, and is entitled to all of the benefits and security, of the Stock Pledge Agreement, the Partnership Assignment and the Assignment Agreement.

     Each payment made hereunder, or any other payment of the indebtedness evidenced hereby, shall be applied first to the payment of any accrued and unpaid interest hereunder, and the balance, if any, to the outstanding principal balance of the indebtedness evidenced by this Note. This Note may be prepaid in whole or in part at any time without penalty.

     It is the intention of the Maker and the Holder to conform strictly to applicable usury laws. Accordingly, if the applicable rate of interest herein stated, together with any other finance charges, would exceed the maximum rate of interest or finance charge which the Maker is allowed to contract for and agree to pay the Holder or which the Holder may charge, take, reserve, stipulate, or otherwise receive from the Maker under the laws of the State of Mississippi or the laws of the United States of America, whichever is applicable and permits the higher rate ("Highest Lawful Rate"), then, in that event,
                              -------------------
notwithstanding anything to the contrary herein or in the Loan Documents, it is agreed that the rate of interest which the unpaid principal balance of this Note shall bear shall be limited to the Highest Lawful Rate. In the event an interest payment in excess of the Highest Lawful Rate is inadvertently paid by the Maker or inadvertently received by the Holder, then such excess sum shall be credited as a payment of the outstanding principal balance of the indebtedness evidenced by this Note, unless the Maker shall notify the Holder, in writing, that the Maker elects to have such excess sum returned to it forthwith. It is the express intent hereof that the Maker not pay and the Holder not receive, directly or indirectly in any manner whatsoever, interest in excess of the Highest Lawful Rate.

     Notwithstanding anything contained herein to the contrary or contained in the Agreement or any of the other documents evidencing and securing the indebtedness evidenced by this Note, if the date on which any payment or installment is due hereunder falls on a non-business day or a holiday, such payment or installment shall be payable on the next succeeding business day.

     Time is of the essence of this Note, and, in case this Note is collected by law or through an attorney at law, or under advice therefrom, the Maker agrees to pay all costs of collection, including reasonable attorneys' fees and expenses.

     The Maker and all endorsers, sureties, guarantors or other parties to this Note (the "Obligors") severally waive any and all exemption rights which any of
           --------
them may have under or by virtue of the constitution or laws of the United States of America or of any state as against this Note, any renewal thereof, or any indebtedness represented thereby.

     This Note, or any renewal thereof, may be extended or renewed without notice and without affecting the liability of any Obligor or any security. The Holder may at its discretion surrender any security without affecting the liability of any Obligor. All Obligors severally waive protest of this Note, severally waive all exemptions, appraisements, and rights of redemption in present or after-acquired property as against the Holder in regard to the collection thereof, and agree that the liability of each of them shall be joint and several.

     No trustee, beneficiary or officer of the Maker shall have personal liability, directly or indirectly, under this Note or any other Loan Document, or under any certification, representation or other instrument delivered in connection herewith, and the Holder shall have recourse hereunder only against the Maker (excluding its trustees, beneficiaries and officers) and against the Collateral, against such additional security as may be furnished by or on behalf of the Maker in connection herewith and against any and all other assets of the Maker.

     This Note has been executed and delivered in the State of Mississippi and shall be governed by the laws thereof.

     IN WITNESS WHEREOF, the Maker has hereunto executed this instrument on the dates set forth below their respective signatures below, effective as of the day and year first above written.

                              EASTGROUP PROPERTIES, INC.



                              By: /s/ David H. Hoster II
                                 ----------------------------------

                                 Title: President and CEO
                                        ---------------------------

                                 Date: October 15, 1997



                              By: /s/ N. Keith McKey
                                 ----------------------------------

                                 Title: CFO
                                        ---------------------------

                                 Date: October 15, 1997


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